EXHIBIT 12.1


       EXHIBIT 12.1 STATEMENT RE COMPUTATION OF EARNINGS TO FIXED
CHARGES

                                                                Six month
                      1997      1998      1999       1999     1999      2000
                      NLG       NLG       NLG          $       NLG      Euro           $
                   -------------------------------------------------------------------------
Loss from
  operations...... (19,273)   (46,466)  (212,304)  (91,906)  (77,984) (105,986)    (100,687)
Fixed charges.....     555     37,667    157,285    68,009    49,830    73,172       69,513
                   -------------------------------------------------------------------------
                   (19,828)   (84,133)  (369,589) (159,915) (127,814) (179,158)    (170,200)
                   -------------------------------------------------------------------------
Ratio.............   (35.7)     (2.23)     (2.35)    (2.35)    (2.56)    (2.45)       (2.45)


1. The ratio of earnings to fixed charges is calculated by dividing income from continuing operations before income taxes plus fixed charges by fixed charges. Fixed charges consist of interest expense. Earnings plus fixed charges were insufficient to cover fixed charges by NLG 19.8 million in 1997, NLG 84.1 million in 1998, NLG 369.6 million in 1999, NLG 127.8 million for the six months ended June 30, 1999 and Euro 179.2 million for the six months ended June 30, 2000.

2. Since EBITDA amounts in all periods are negative, these amounts are by definition not available for management's discretionary use.